Exhibit 23.4

Consent of The BVA Group LLC

We hereby consent to (i) the inclusion of our opinion letter, dated May 12, 2015, to the Board of Directors of iSatori, Inc. (“iSatori”) as Annex B to the proxy statement/prospectus included in the Registration Statement on Form S-4 of FitLife Brands, Inc. (the “Registration Statement”) and (ii) all references to The BVA Group LLC in the sections captioned “Summary—Opinions of iSatori’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger— Certain Financial Projections Utilized by iSatori’s Board of Directors and iSatori’s Financial Advisor” and “The Merger—Opinions of iSatori’s Financial Advisor,” of the proxy statement/prospectus which forms a part of the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

The BVA Group LLC /s/ Todd C. Fries Todd C. Fries, CFA, ASA Senior Vice President

July 7, 2015